                                                                   EXHIBIT 23.1
                                                                   ------------

                              ACCOUNTANTS' CONSENT



The Board of Directors
Ortel Corporation:

We consent to incorporation by reference in the registration statements (No. 33-91182 and 33-87540) on Forms S-8 of Ortel Corporation of our report dated May 22, 1998, relating to the consolidated balance sheets of Ortel Corporation and subsidiaries as of April 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended April 30, 1998, and the related schedule, which report appears in the April 30, 1998, Annual Report on Form 10-K of Ortel Corporation.



                                                           KPMG Peat Marwick LLP

Los Angeles, California
July 28, 1998